Exhibit 2

Execution Copy

Stock Sale Plan

This Stock Sale Plan (this “Plan”) is entered into this 24th day of May, 2005 between Alan M. Meckler (the “Participant”) and Piper Jaffray & Co. (the “Broker”).

Recitals

The Participant desires to establish this Plan to systematically sell shares of common stock (the “Stock”) of Jupitermedia Corporation (the “Issuer”).

The Participant desires to engage the Broker to effect sales of shares of the Stock in accordance with this Plan.

The Stock is principally traded on the NASDAQ (the “Exchange”).

Agreement

Therefore, the Participant and the Broker hereby agree as follows:

1.        The Broker shall use its best efforts to effect sales (each a “Planned Transaction”), commencing July 1, 2005, of Stock as follows:

•	8,000 shares of Stock, at a price of $12.00 per share or better, on a monthly basis.

2.        This Plan shall become effective on the date hereof and shall terminate on the earliest to occur of:

•	the date that the Participant ceases to be an officer and a director of the Issuer;

•	96,000 shares of Stock having been sold;

•	June 30, 2006; or

•	the death of the Participant.

Notwithstanding the foregoing provisions of this Paragraph 2, the Participant may terminate this Plan at any time by providing written notice of termination prior to the requested date of termination.

3.        The Participant understands that if the Broker is not able to effect a Planned Transaction on its scheduled date due to a market disruption or a legal, regulatory, or contractual restriction applicable to the Broker, then such Planned Transaction shall be effected as promptly as practical after the cessation or termination of such market disruption, applicable restriction, or other event.

4.        The Participant represents and warrants that he:

(a)        is not currently aware of any material nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock);

(b)        is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from conducting the Planned Transactions in accordance with this Plan;

(c)        is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1;

(d)        owns free and clear of any liens, claims, encumbrances or other restrictions the shares of Stock to be sold under this Plan subject, in the case of shares of Stock underlying stock options to be exercised pursuant to this Plan, only to the compliance by the Participant with the exercise provisions of such options;

(e)        is an affiliate of the Issuer for purposes of SEC Rule 144; and

(f)        is currently able to purchase and sell shares of Stock in accordance with the Issuer’s insider-trading policies and has obtained the approval of the Issuer’s General Counsel (or other appropriate compliance officer) to enter into this Plan at this time which approval is evidenced below by the Issuer’s acknowledgement hereof.

5.        The Participant shall immediately notify the Broker if the Participant becomes subject to a legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from making Planned Transactions under this Plan, and, in such a case, the Participant and the Broker shall cooperate to amend or otherwise revise this Plan to take account of the restriction or undertaking (but neither party shall be obligated to take any action that would be inconsistent with SEC Rule 10b5-1(c)).

6.        It is the parties’ intent that this Plan comply with the requirements of SEC Rule 10b5-1(c)(1) and this Plan shall be interpreted to comply with the requirements thereof. Any provision of this Plan that cannot be construed in accordance with Rule 10b5-1(c) shall be void.

7.        (a) If the Participant is an “affiliate” of the Issuer for purposes of SEC Rule 144, as represented by the Participant above, then the Broker agrees to conduct all Planned Transactions in accordance with the manner-of-sale requirement of Rule 144, and in no event shall the Broker effect any such Planned Transaction if it would exceed the then-applicable volume limitation under Rule 144, assuming that the sales under this Plan and any other sales reported to the Broker in writing by the Participant are the only sales subject to that limitation. The Participant agrees not to take, and agrees to cause any person or entity with which he or she would be required to aggregate sales of Stock under paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause any such sale not to comply with Rule 144.

(b) The Participant agrees to complete, execute and deliver to the Broker Forms 144 for the sales to be effected under this Plan at such times and in such numbers as the Broker shall request, and the Broker agrees to file such Forms 144 on behalf of the Participant as required by, and in accordance with, applicable law; provided, however, that the participant acknowledges and agrees that the Participant ultimately is responsible for making all of the Form

144 filings. The Participant understands and agrees that the Broker shall make one Form 144 filing at the beginning of each three-month period commencing upon the first sale made under this Plan.

(c) The Participant hereby grants the Broker a power of attorney to complete and/or file on behalf of the Participant any required Forms 144; provided, that the Remarks section of any such Forms 144 shall indicate that the sales covered by such Forms 144 are being made pursuant to a Rule 10b5-1(c) sales plan established on the date of this Plan and that the representation regarding the Participant’s knowledge of material information regarding the Issuer speaks as of the date hereof or as of the date of any subsequent amendment to this Plan. Notwithstanding such power of attorney, the Participant acknowledges that the Broker shall have no obligation to complete or file Forms 144 on behalf of the Participant as contemplated by, and subject to, subparagraph 7(b) above.

8.        The Participant acknowledges that the Issuer may suspend the Planned Transactions at such times and for such periods as may be advisable to ensure compliance with, among other things, applicable securities laws and regulations, rules of the Exchange, or contractual or accounting requirements in connection with acquisitions or dispositions by the Issuer or the Issuer’s purchases or sales of its securities. Any such suspension shall be communicated to the Broker in writing by the Issuer’s General Counsel or other appropriate compliance officer and shall contain an acknowledgment that such suspension is being made in accordance with Rule 10b5-1(c).

9.        The Broker agrees not to use any information about the Planned Transactions in connection with purchases or sales of, or trading in, any securities of the Issuer, or derivative securities thereof, or provide other people with such information or recommend that other people buy or sell securities based upon such information.

10.        The Participant agrees to make, or to assist the Issuer in making, all filings required under Sections 13(d) and 16 of the Securities Exchange Act of 1934 (e.g., Forms 4 and 5) with respect to the Planned Transactions. The Broker shall have no responsibility for any such filings.

11.        The Participant and the Broker agree that the Issuer, in its discretion, may publicly disclose the existence and terms of this Plan.

12.        All share numbers and dollar amounts set forth in this Plan shall automatically be adjusted to reflect stock splits, stock dividends, and similar events occurring after the date hereof.

13.        The Participant and his affiliates (including any trusts for which the Participant acts as trustee and the Meckler Foundation, Inc.) may trade in securities of the Issuer in addition to the Planned Transaction, provided that the Participant complies with the insider-trading policies of the Issuer and applicable regulatory requirements and the Participant does not enter into or alter a corresponding or hedging transaction or position with respect to the Planned Transactions. The Participant agrees to promptly notify the Broker of any transaction in the Stock by the Participant other than a Planned Transaction pursuant to this Plan.

14.        This Plan may be amended only by a writing executed by the Participant and the Broker that is acknowledged by the Issuer. Any such writing shall contain the Participant’s representation that he or she knows of no material nonpublic information regarding the Issuer or any of its securities (including the Stock) as of the date thereof.

15.        The Broker’s rights and obligations hereunder may not be assigned or delegated (other than to an entity controlling, controlled by or under common control with the Broker) without the Participant’s prior written consent, and any delegation or assignment in violation hereof shall be null and void.

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

PARTICIPANT

/s/ Alan M. Meckler
Alan M. Meckler

PIPER JAFFRAY & CO.

/s/ Mark E Cieciura
Mark E Cieciura Principal

Acknowledged by:

Jupitermedia Corporation

By:	/s/ Christopher S. Cardell
Its:	President

M1:690380.05